Exhibit 99.1

Contacts:

Media: 877.370.4413 or ir@arlingtonasset.com

Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Announces Secondary Offering of

Common Stock of FBR Capital Markets

ARLINGTON, VA, October 20, 2009—Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today announced that the Company and one of its wholly owned subsidiaries, FBR Securities Investment HY, LLC, plan to offer 12,830,450 shares of common stock of FBR Capital Markets Corporation (NASDAQ: FBCM) (“FBR Capital Markets”) in an underwritten public offering. The underwriters of the offering are expected to have a 30-day option to purchase up to an additional 1,924,567 shares of FBR Capital Markets’ common stock from FBR Securities Investment HY, LLC to cover overallotments, if any.

FBR Capital Markets & Co., a wholly-owned subsidiary of FBR Capital Markets, and Barclays Capital Inc. are joint book-running managers for the offering and Sandler O’Neill & Partners, L.P. is co-manager for the offering.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) invests in mortgage-related assets and merchant banking opportunities. The Company is headquartered in the Washington, D.C. metropolitan area.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed and is effective. A written prospectus for the offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”) (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, VA 22209, Attention: Todd Davis, by calling FBR Capital Markets & Co. at (703) 469-1023 or by emailing Todd Davis of FBR Capital Markets & Co. at tdavis@fbr.com or from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by calling Barclays Capital Inc. at 1 (888) 603-5847 or by emailing Barclays Capital Inc. at barclaysprospectus@broadridge.com.

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